Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES FOURTH QUARTER 2013 EARNINGS

▪	Pretax income of $11.5 million
▪	Net income of $6.5 million, or $0.21 per diluted share
▪	New contract purchases of $173 million
▪	Total managed portfolio increases to $1.231 billion from $1.167 billion at September 30, 2013

IRVINE, California, February 10, 2014 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $6.5 million, or $0.21 per diluted share, for its fourth quarter ended December 31, 2013. This compares to net income of $64.8 million, or $2.20 per diluted share, in the fourth quarter of 2012. The 2012 period includes an income tax benefit of $60.2 million, or $2.04 per diluted share, related to the reversal of a valuation allowance against the Company’s deferred tax asset net of current period income tax expense. Earnings for 2013 were $21.0 million, or $0.67 per diluted share, as compared to earnings of $69.4 million, or $2.72 per diluted share, for 2012. The 2012 period includes an income tax benefit of $60.2 million, or $2.36 per diluted share, related to the reversal of a valuation allowance against the Company’s deferred tax asset net of current period income tax expense.

Revenues for the fourth quarter of 2013 were $66.6 million, an increase of $16.0 million, or 32%, compared to $50.6 million for the fourth quarter of 2012. Total operating expenses for the fourth quarter of 2013 were $55.1 million, an increase of $9.1 million, or 20%, compared to $46.0 million for the 2012 period. Pretax income for the fourth quarter of 2013 was $11.5 million compared to pretax income of $4.6 million in the fourth quarter of 2012, an increase of 150%.

For the year ended December 31, 2013 total revenues were $255.8 million compared to $187.2 million for the year ended December 31, 2012, an increase of approximately $68.6 million, or 37%. Total expenses for the year ended December 31, 2013 were $218.6 million, an increase of $40.6 million, or 23%, compared to $178.0 million for the year ended December 31, 2012. Pretax income for the year ended December 31, 2013 was $37.2 million, compared to $9.2 million for the year ended December 31, 2012.

During the fourth quarter of 2013, CPS purchased $173.4 million of new contracts compared to $206.8 million during the third quarter of 2013 and $150.8 million during the fourth quarter of 2012. The Company's managed receivables totaled $1.231 billion as of December 31, 2013, an increase from $1.167 billion as of September 30, 2013 and $897.6 million as of December 31, 2012, as follows ($ in millions):

Originating Entity	December 31, 2013	September 30, 2013	December 31, 2012
CPS	$1,213.8	$1,141.1	$825.0
Fireside Bank	14.8	21.7	60.8
TFC	-	-	0.2
As Third Party Servicer	2.8	4.1	11.6
Total	$1,231.4	$1,166.9	$897.6

Annualized net charge-offs for 2013 were 4.73% of the average owned portfolio as compared to 3.61% for 2012. Delinquencies greater than 30 days (including repossession inventory) were 6.87% of the total owned portfolio as of December 31, 2013, as compared to 5.55% as of December 31, 2012.

As previously reported, during December CPS closed its fourth term securitization transaction of 2013 and the 11th transaction since April 2011. In the senior subordinate structure, a special purpose subsidiary sold five tranches of asset-backed notes totaling $183.0 million. The notes are secured by automobile receivables purchased by CPS and have a weighted average effective coupon of approximately 2.89%. The transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance. The final enhancement level requires accelerated payment of principal on the notes to reach overcollateralization of 5.00% of the then-outstanding receivable pool balance.

"2013 was another very good year for CPS," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer. "In addition to record pre-tax profits, our new contract purchases grew 38% year-over-year and our total managed portfolio surpassed $1.2 billion for the first time since 2010. The fourth quarter of 2013 marked our ninth consecutive quarter of improving pre-tax income.”

“We also made significant progress on several strategic objectives in 2013 to strengthen our balance sheet. First, we amended our revolving credit facilities to include multi-year revolving periods and amortization periods thereafter. In addition, we began the deleveraging process of repaying our residual and corporate debt, which we expect to nearly complete by the end of this year. These moves should enhance our operating and financial stability across a variety of capital markets environments.”

Conference Call

CPS announced that it will hold a conference call on Tuesday, February 11, 2014, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time.

A replay of the conference call will be available between February 11, 2014 and February 18, 2014, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 59435721. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Robert E. Riedl, Chief Investment Officer

949 753-6800

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Interest income	$63,904	$48,104	$231,330	$175,314
Servicing fees	609	408	3,093	2,305
Other income	2,121	2,108	10,405	9,589
Gain on cancellation of debt	–	–	10,947	–
	66,634	50,620	255,775	187,208
Expenses:
Employee costs	11,285	9,695	42,960	35,573
General and administrative	3,999	3,664	16,345	15,429
Interest	13,379	17,726	58,179	79,422
Provision for credit losses	24,130	11,483	76,869	33,495
Provision for contingent liabilities	(1,809)	–	7,841	–
Other expenses	4,110	3,445	16,408	14,102
	55,094	46,013	218,602	178,021
Income before income taxes	11,540	4,607	37,173	9,187
Income tax expense	5,018	(60,221)	16,168	(60,221)
Net income	$6,522	$64,828	$21,005	$69,408

Earnings per share:
Basic	$0.28	$3.30	$0.98	$3.56
Diluted	$0.21	$2.20	$0.67	$2.72

Pre-tax earnings per share:
Basic	$0.50	$0.23	$1.73	$0.47
Diluted	$0.36	$0.16	$1.18	$0.36

Number of shares used in computing earnings per share:
Basic	23,256	19,673	21,538	19,473
Diluted	31,629	29,527	31,574	25,478

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2013	2012
Assets:
Cash and cash equivalents	$22,112	$12,966
Restricted cash and equivalents	132,284	104,445
Total cash and cash equivalents	154,396	117,411

Finance receivables	1,155,063	764,343
Allowance for finance credit losses	(39,626)	(19,594)
Finance receivables, net	1,115,437	744,749

Finance receivables measured at fair value	14,476	59,668
Residual interest in securitizations	854	4,824
Deferred tax assets, net	59,215	75,640
Other assets	51,988	35,328
	$1,396,366	$1,037,620

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$24,839	$17,785
Warehouse lines of credit	9,452	21,731
Residual interest financing	19,096	13,773
Debt secured by receivables measured at fair value	13,117	57,107
Securitization trust debt	1,177,559	792,497
Senior secured debt, related party	38,559	50,135
Subordinated renewable notes	19,142	23,281
	1,301,764	976,309

Shareholders' equity	94,602	61,311
	$1,396,366	$1,037,620

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012

Contracts purchased	$173.41	$150.83	$764.09	$551.74
Contracts securitized	185.37	156.70	759.59	594.60

Total managed portfolio	$1,231.42	$897.58	$1,231.42	$897.58
Average managed portfolio	1,214.55	880.47	1,081.94	822.57

Allowance for finance credit losses as % of fin. receivables	3.43%	2.56%

Aggregate allowance as % of fin. receivables (1)	4.61%	3.35%

Delinquencies
31+ Days	4.82%	4.06%
Repossession Inventory	2.05%	1.49%
Total Delinquencies and Repo. Inventory	6.87%	5.55%

Annualized net charge-offs as % of average owned portfolio	5.57%	3.99%	4.73%	3.61%

Recovery rates (2)	45.4%	46.8%	47.0%	47.9%

	For the				For the
	Three months ended				Twelve months ended
	December 31,				December 31,
	2013		2012		2013		2012
	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$63.90	21.0%	$48.10	21.9%	$231.33	21.4%	$175.31	21.3%
Servicing fees and other income	2.73	0.9%	2.52	1.1%	13.50	1.2%	11.89	1.4%
Interest expense	(13.38)	-4.4%	(17.73)	-8.1%	(58.18)	-5.4%	(79.42)	-9.7%
Net interest margin	53.26	17.5%	32.89	14.9%	186.65	17.3%	107.79	13.1%
Provision for credit losses	(24.13)	-7.9%	(11.48)	-5.2%	(76.87)	-7.1%	(33.50)	-4.1%
Risk adjusted margin	29.13	9.6%	21.41	9.7%	109.78	10.1%	74.29	9.0%
Core operating expenses	(19.39)	-6.4%	(16.80)	-7.6%	(75.71)	-7.0%	(65.10)	-7.9%
Provision for contingent liabilities	1.81	0.6%	–	0.0%	(7.84)	-0.7%	–	0.0%
Gain on cancellation of debt	–	0.0%	–	0.0%	10.95	1.0%	–	0.0%
Pre-tax income	$11.54	3.8%	$4.61	2.1%	$37.17	3.4%	$9.19	1.1%

(1)  Includes allowance for finance credit losses and allowance for repossession inventory.

(2)  Wholesale auction liquidation amounts (net of expenses) for CPS portfolio as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average managed portfolio.  Percentages may not add due to rounding.

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